DELAWARE ENHANCED GLOBAL DIVIDEND AND INCOME FUND

FORM N-SAR
EXHIBIT LIST
Period Ended November 30, 2009

SUB-ITEM 77C:  Submission of matters to a vote of security holders

Investment Management Agreement
The Fund held a Special Meeting of Shareholders on November 12, 2009.  At the meeting, the Fund's shareholders approved a new investment advisory agreement between the Fund and Delaware Management
Company, a series of Delaware Management Business Trust.  The results of the meeting were as follows:

Shares Voted For   4,975,495.537
Shares Voted Against or Withheld    278,791.858
No Vote    7,675,147.605

SUB-ITEM 77Q(1):  Exhibits

Investment Management Agreement
Investment Management Agreement (January 4, 2010) between Delaware Enhanced Global Dividend and
Income Fund and Delaware Management Company, a series of Delaware Management Business Trust attached as Exhibit.